Exhibit 99.1
     ITEM 8. Financial Statements and Supplementary Data
Index to Consolidated Financial Statements and
Supplementary Financial Information

Mylan Laboratories Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

March 31,	2005	2004
Assets
Current assets:
Cash and cash equivalents	$137,733	$111,484
Marketable securities	670,348	585,445
Accounts receivable, net	297,334	191,094
Inventories	286,267	320,797
Deferred income tax benefit	119,327	78,477
Prepaid expenses and other current assets	17,443	40,315

Total current assets	1,528,452	1,327,612

Property, plant and equipment, net	336,719	273,051
Intangible assets, net	120,493	134,601
Goodwill	102,579	102,579
Other assets	47,430	47,218

Total assets	$2,135,673	$1,885,061

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Trade accounts payable	$78,114	$50,410
Income taxes payable	44,123	23,837
Current portion of long-term obligations	1,586	1,586
Cash dividends payable	8,078	8,052
Other current liabilities	113,606	99,654

Total current liabilities	245,507	183,539

Long-term obligations	19,325	19,130
Deferred income tax liability	24,905	22,604

Total liabilities	289,737	225,273

Shareholders’ equity
Preferred stock — par value $0.50 per share
Shares authorized: 5,000,000
Shares issued: none	—	—
Common stock — par value $0.50 per share
Shares authorized: 600,000,000 in 2005 and 2004
Shares issued: 304,434,724 in 2005 and 303,553,121 in 2004	152,217	151,777
Additional paid-in capital	354,172	338,143
Retained earnings	1,808,802	1,637,497
Accumulated other comprehensive earnings	870	2,496

	2,316,061	2,129,913

Less treasury stock — at cost
Shares: 35,129,643 in 2005 and 2004	470,125	470,125

Total shareholders’ equity	1,845,936	1,659,788

Total liabilities and shareholders’ equity	$2,135,673	$1,885,061

See Notes to Consolidated Financial Statements.

Mylan Laboratories Inc.
Consolidated Statements of Earnings
(in thousands, except per share data)

Fiscal year ended March 31,	2005	2004	2003
Revenues:
Net revenues	$1,253,374	$1,360,707	$1,269,192
Other revenue	—	13,910	—

Total revenues	1,253,374	1,374,617	1,269,192

Cost of sales	629,834	612,149	597,756

Gross profit	623,540	762,468	671,436

Operating expenses:
Research and development	87,881	100,813	86,748
Selling and marketing	79,838	74,625	65,625
General and administrative	179,640	126,987	107,445
Litigation settlements, net	(25,990)	(34,758)	(2,370)

Earnings from operations	302,171	494,801	413,988

Other income, net	10,076	17,807	12,525

Earnings before income taxes	312,247	512,608	426,513
Provision for income taxes	108,655	177,999	154,160

Net earnings	$203,592	$334,609	$272,353

Earnings per common share:
Basic	$0.76	$1.24	$0.98

Diluted	$0.74	$1.21	$0.96

Weighted average common shares outstanding:
Basic	268,985	268,931	278,789

Diluted	273,621	276,318	282,330

See Notes to Consolidated Financial Statements.

Mylan Laboratories Inc.
Consolidated Statements of Shareholders’ Equity
(in thousands, except share and per share data)

Fiscal year ended March 31,	2005	2004	2003
Common stock — shares issued:
Shares at beginning of year	303,553,121	300,904,262	297,451,189
Fractional shares issued relative to the stock split	—	—	1,413
Stock options exercised	881,603	2,648,859	3,451,660

Shares at end of year	304,434,724	303,553,121	300,904,262

Treasury stock:
Shares at beginning of year	(35,129,643)	(29,143,443)	(13,079,325)
Shares acquired upon the exercise of stock options	—	—	(22,818)
Issuance of restricted stock	—	472,500	—
Stock purchases	—	(6,458,700)	(16,041,300)

Shares at end of year	(35,129,643)	(35,129,643)	(29,143,443)

Common shares outstanding	269,305,081	268,423,478	271,760,819

Common stock, $0.50 par:
Balance at beginning of year	$151,777	$150,452	$148,725
Stock options exercised	440	1,325	1,727

Balance at end of year	152,217	151,777	150,452

Additional paid-in capital:
Balance at beginning of year	338,143	304,350	267,094
Fractional shares issued relative to the stock split	—	—	49
Stock options exercised	9,628	25,342	29,035
Issuance of restricted stock	—	5,656	—
Unearned compensation	3,901	(9,352)	—
Tax benefit of stock option plans	2,500	12,159	8,172
Other	—	(12)	—

Balance at end of year	354,172	338,143	304,350

Retained earnings:
Balance at beginning of year	1,637,497	1,330,933	1,080,736
Net earnings	203,592	334,609	272,353
Dividends declared ($0.12 per share for fiscal 2005, $0.10 per share for fiscal 2004 and $0.08 per share for fiscal 2003)	(32,287)	(28,045)	(22,156)

Balance at end of year	1,808,802	1,637,497	1,330,933

Accumulated other comprehensive earnings:
Balance at beginning of year	2,496	3,718	7,920
Net unrealized loss on marketable securities	(1,626)	(1,222)	(4,202)

Balance at end of year	870	2,496	3,718

Treasury stock, at cost:
Balance at beginning of year	(470,125)	(343,121)	(102,236)
Shares acquired upon the exercise of stock options	—	—	(344)
Issuance of restricted stock	—	6,084	—
Stock purchases	—	(133,088)	(240,541)

Balance at end of year	(470,125)	(470,125)	(343,121)

Total shareholders’ equity	$1,845,936	$1,659,788	$1,446,332

Comprehensive earnings:
Net earnings	$203,592	$334,609	$272,353
Other comprehensive (loss) earnings, net of tax:
Net unrealized holding (losses) gains on securities	(1,711)	3,009	4,140
Reclassification for losses (gains) included in net earnings	85	(4,231)	(8,342)

Other comprehensive loss, net of tax	(1,626)	(1,222)	(4,202)

Comprehensive earnings	$201,966	$333,387	$268,151

See Notes to Consolidated Financial Statements.

Mylan Laboratories Inc.
Consolidated Statements of Cash Flows
(in thousands)

Fiscal year ended March 31,	2005	2004	2003
Cash flows from operating activities:
Net earnings	$203,592	$334,609	$272,353
Adjustments to reconcile net earnings to net cash provided from operating activities:
Depreciation and amortization	45,100	44,323	40,580
Realized gain on sale of marketable securities	—	(6,509)	(12,829)
Net loss from equity method investees	2,372	4,459	5,846
Change in estimated sales allowances	108,778	(24,016)	79,895
Deferred income tax (benefit) expense	(36,899)	32,275	(22,025)
Write-down of investments and intangible assets	—	—	7,571
Gain on sale of building	—	(5,000)	—
Other non-cash items	7,951	765	3,214
Receipts from (payments of) litigation settlements, net	17,000	(51,388)	28,616
Cash received from Somerset	—	10,000	—

Changes in operating assets and liabilities:
Accounts receivable	(192,799)	18,617	(113,155)
Inventories	34,530	(83,020)	(42,558)
Trade accounts payable	8,082	(25,378)	29,183
Income taxes	22,010	(11,096)	4,801
Other operating assets and liabilities, net	(16,006)	(13,063)	31,651

Net cash provided from operating activities	203,711	225,578	313,143

Cash flows from investing activities:
Proceeds from (purchase of):
Capital assets	(90,746)	(118,451)	(32,595)
Reduction of investment in a limited liability partnership	—	7,269	1,359
Sale of assets	—	12,000	30
Marketable securities	(780,806)	(793,539)	(821,902)
Sale of marketable securities	693,289	640,511	871,904
Other items, net	3,372	1,884	(2,528)

Net cash (used in) provided from investing activities	(174,891)	(250,326)	16,268

Cash flows from financing activities:
Cash dividends paid	(32,261)	(26,024)	(21,192)
Increase in outstanding checks in excess of cash in disbursement accounts	19,622	9,771	—
Purchase of common stock	—	(133,088)	(240,541)
Proceeds from exercise of stock options	10,068	26,671	30,434

Net cash used in financing activities	(2,571)	(122,670)	(231,299)

Net increase (decrease) in cash and cash equivalents	26,249	(147,418)	98,112
Cash and cash equivalents — beginning of year	111,484	258,902	160,790

Cash and cash equivalents — end of year	$137,733	$111,484	$258,902

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$123,725	$156,821	$171,382

Non-cash investing activities:
Marketable securities received from liquidation of investment in limited liability partnership	$—	$—	$16,445

Non-cash financing activities:
Issuance of restricted stock	$—	$11,740	$—

See Notes to Consolidated Financial Statements.

Mylan Laboratories Inc.
Notes to Consolidated Financial Statements
Note 1. Nature of Operations
     Mylan Laboratories Inc. and its subsidiaries (“the Company” or “Mylan”) are engaged in the development, licensing, manufacture, marketing and distribution of pharmaceutical products for resale by others. The principal markets for these products are proprietary and ethical pharmaceutical wholesalers and distributors, drug store chains, drug manufacturers, institutions, and public and governmental agencies within the United States.
Note 2. Summary of Significant Accounting Policies
     Principles of Consolidation. The Consolidated Financial Statements include the accounts of Mylan Laboratories Inc. and those of its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
     Cash Equivalents. Cash equivalents are composed of highly liquid investments with an original maturity of three months or less at the date of purchase. The Company utilizes a cash management system under which a book cash overdraft in the amount of $29,393,000 and $9,771,000 at March 31, 2005 and 2004, exists for the Company’s primary disbursement accounts. This overdraft, which is included in accounts payable, represents uncleared checks in excess of the cash balance in the bank account at the end of the reporting period. The Company transfers cash on an as-needed basis to fund clearing checks.
     Marketable Securities. Marketable securities are classified as available for sale and are recorded at fair value based on quoted market prices, with net unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive earnings as a component of shareholders’ equity. Net gains and losses on sales of securities available for sale are computed on a specific security basis and are included in other income.
     Concentrations of Credit Risk. Financial instruments that potentially subject us to credit risk consist principally of interest-bearing investments and accounts receivable.
     Mylan invests its excess cash in high-quality, liquid money market instruments (principally commercial paper, government, municipal and government agency notes and bills) maintained by financial institutions. The Company maintains deposit balances at certain of these financial institutions in excess of federally insured amounts.
     Mylan performs ongoing credit evaluations of its customers and generally does not require collateral. Approximately 78% and 58% of the accounts receivable balances represent amounts due from four customers at March 31, 2005 and 2004. Total allowances for doubtful accounts were $7,340,000 and $5,965,000 at March 31, 2005 and 2004.
     Inventories. Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Provisions for potentially obsolete or slow-moving inventory are made based on our analysis of inventory levels, historical obsolescence and future sales forecasts.
     Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed and recorded on a straight-line basis over the assets’ estimated service lives (3 to 10 years for machinery and equipment and 15 to 39 years for buildings and improvements). The Company periodically reviews the original estimated useful lives of assets and makes adjustments when appropriate. Depreciation expense was $26,455,000, $23,237,000 and $20,780,000 for fiscal years 2005, 2004 and 2003, respectively.
     Intangible Assets. Intangible assets are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis over estimated useful lives ranging from 2 to 20 years. The Company periodically reviews the original estimated useful lives of assets and makes adjustments when events indicate a shorter life is appropriate.
     Impairment of Long-Lived Assets. The carrying values of long-lived assets, which includes property, plant and equipment and intangible assets with definite lives, are evaluated periodically in relation to the expected future cash flows of the underlying assets. Adjustments are made in the event that estimated undiscounted net cash flows are less than the carrying value.
     Goodwill is tested for impairment at least annually based on management’s assessment of the fair value of the Company’s identified reporting units as compared to their related carrying value. If the fair value of a reporting unit is less than its carrying value, additional steps, including an allocation of the estimated fair value to the assets and liabilities of the reporting unit would be necessary to determine the amount, if any, of goodwill impairment.
     Indefinite-lived intangibles are tested at least annually for impairment. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.
     Other Assets. Investments in business entities in which we have the ability to exert significant influence over operating and financial policies (generally 20% to 50% ownership) are accounted for using the equity method. Under the equity method, investments are initially recorded at cost and are adjusted for dividends and undistributed earnings and losses.
     Non-marketable equity investments for which we do not have the ability to exercise significant influence are accounted for using the cost method. Such investments are included in other assets on the balance sheet. Under the cost method of accounting, investments in private companies are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings and additional investments.
     Other assets are periodically reviewed for other-than-temporary declines in fair value.
     Revenue Recognition. Mylan recognizes revenue for product sales upon shipment when title and risk of loss pass to its customers and when provisions for estimates, including discounts, rebates, price adjustments, returns, chargebacks, and other promotional programs, are reasonably determinable. No revisions were made to the methodology used in determining these provisions during the fiscal year ended March 31, 2005. The following briefly describes the nature of each provision and how such provisions are estimated.
     Discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon shipment utilizing historical customer payment experience.
     Rebates are offered to key customers to promote customer loyalty and encourage greater product sales. These rebate programs provide that upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period, the customer receives credit against purchases. Other promotional programs are incentive programs periodically offered to our customers. The Company is able to estimate provisions for rebates and other promotional programs based on the specific terms in each agreement at the time of shipment.
     Consistent with industry practice, Mylan maintains a return policy that allows customers to return product within a specified period prior to and subsequent to the expiration date. The Company’s estimate of the provision for returns is based upon historical experience with actual returns.
     Price adjustments, which include shelf stock adjustments, are credits issued to reflect decreases in the selling prices of products. Shelf stock adjustments are based upon the amount of product which the customer has remaining in its inventory at the time of the price reduction. Decreases in selling prices are discretionary decisions made by the Company to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with direct customers, estimated launch dates of competing products, estimated declines in market price and, in the case of shelf stock adjustments, estimates of inventory held by the customer.
     The Company has agreements with certain indirect customers, such as independent pharmacies, managed care organizations, hospitals, nursing homes, governmental agencies and pharmacy benefit management companies, which establish contract prices for certain products. The indirect customers then independently select a wholesaler from which to actually purchase the products at these contracted prices. Mylan will provide credit to the wholesaler for any difference between the contracted price with the indirect party and the wholesaler’s invoice price. Such credit is called a chargeback. The provision for chargebacks is based on expected sell-through levels by our wholesaler customers to indirect customers, as well as estimated wholesaler inventory levels.
     Sales of product rights for marketable products are recorded as revenue upon disposition of the rights. Included in other revenue for fiscal 2004 was $13,910,000, representing income related to the sale of the U.S. and Canadian rights for sertaconazole nitrate 2% cream.
     Accounts receivable are presented net of allowances relating to the above provisions. No revisions were made to the methodology used in determining these provisions during the fiscal year ended March 31, 2005 and 2004. Such allowances were $349,355,000 and $264,170,000 at March 31, 2005 and 2004. Other current liabilities include $51,772,000 and $28,179,000 at March 31, 2005 and 2004, for certain rebates and other adjustments that are paid to indirect customers.
     Three of the Company’s customers accounted for 11%, 19% and 16%, respectively, of revenue in fiscal 2005. Two customers accounted for 21% and 15% of revenues in fiscal 2004 and three customers accounted for 16%, 14% and 20%, respectively, of revenues in fiscal 2003.
     The Company’s consolidated revenues are generated via the sale of products in the following therapeutic categories:

(in thousands)
Fiscal year ended March 31,	2005	2004	2003
Cardiovascular	$549,378	$600,238	$622,911
Central Nervous System	337,365	330,081	335,041
Dermatology	74,048	102,513	87,369
Gastrointestinal	90,987	137,743	27,356
Other(1)	201,596	204,042	196,515

Total revenues	$1,253,374	$1,374,617	$1,269,192

(1)	Other consists of numerous therapeutic classes, none of which individually exceeds 5% of consolidated revenues.
     Research and Development. Research and development expenses are charged to operations as incurred.
     Advertising Costs. Advertising costs are expensed as incurred and amounted to $9,745,000, $8,997,000 and $6,381,000 in fiscal years 2005, 2004 and 2003, respectively.
     Income Taxes. Income taxes have been provided for using an asset and liability approach in which deferred income taxes reflect the tax consequences on future years of events that we have already recognized in the financial statements or tax returns. Changes in enacted tax rates or laws will result in adjustments to the recorded tax assets or liabilities in the period that the new tax law is enacted.
     Earnings per Common Share. Basic earnings per common share is computed by dividing net earnings by the weighted average common shares outstanding for the period. Diluted earnings per common share is computed by dividing net earnings by the weighted average common shares outstanding adjusted for the dilutive effect of stock options granted, excluding antidilutive shares, under our stock option plans (see Note 11). At March 31, 2005, 2004 and 2003, there were 6,779,000, 90,000 and 4,854,150 shares, respectively, that were antidilutive.

     A reconciliation of basic and diluted earnings per common share is as follows:

(in thousands, except per share data)
Fiscal year ended March 31,	2005	2004	2003
Net earnings	$203,592	$334,609	$272,353
Weighted average common shares outstanding	268,985	268,931	278,789
Assumed exercise of dilutive stock options	4,636	7,387	3,541

Diluted weighted average common shares outstanding	273,621	276,318	282,330

Earnings per common share:
Basic	$0.76	$1.24	$0.98
Diluted	$0.74	$1.21	$0.96
     Stock Options. In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123, the Company accounts for its stock option plans under the intrinsic-value-based method as defined in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

(in thousands, except per share data)
Fiscal year ended March 31,	2005	2004	2003
Net earnings, as reported	$203,592	$334,609	$272,353
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	3,901	2,388	—
Deduct: Total compensation expense determined under fair value based method for all stock awards, net of related tax effects	(16,210)	(25,261)	(19,909)

Pro forma net earnings	$191,283	$311,736	$252,444

Earnings per share:
Basic — as reported	$0.76	$1.24	$0.98

Basic — pro forma	$0.71	$1.16	$0.91

Diluted — as reported	$0.74	$1.21	$0.96

Diluted — pro forma	$0.70	$1.14	$0.91

     Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.
     Reclassification. Certain prior year amounts were reclassified to conform to the fiscal 2005 presentation.
     Fiscal Year. The Company’s fiscal year ends on March 31. All references to fiscal year shall mean the 12 months ended March 31.
     Recent Accounting Pronouncements. In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment. SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. Under SFAS 123(R), companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB No. 25. Instead, companies will be required to account for such transactions using a fair-value method and to recognize compensation expense over the period during which an employee is required to provide services in exchange for the award. In April 2005, the SEC delayed the effective date of SFAS 123 (R) to fiscal years beginning after June 15, 2005. Management is currently assessing the impact that adoption of this Statement will have on the Company’s Consolidated Financial Statements

Note 3. Balance Sheet Components
     Selected balance sheet components consist of the following at March 31, 2005 and 2004:

(in thousands)	2005	2004
Inventories:
Raw materials	$119,654	$149,048
Work in process	39,589	34,511
Finished goods	127,024	137,238

	$286,267	$320,797

Property, plant and equipment:
Land and improvements	$9,704	$9,704
Buildings and improvements	161,050	132,983
Machinery and equipment	269,208	240,594
Construction in progress	85,324	54,181

	525,286	437,462
Less accumulated depreciation	188,567	164,411

	$336,719	$273,051

Other current liabilities:
Payroll and employee benefit plan accruals	$21,251	$20,644
Accrued rebates	51,772	28,179
Royalties and product license fees	11,446	20,493
Legal and professional	18,148	13,650
Other	10,989	16,688

	$113,606	$99,654

Note 4. Marketable Securities
     The amortized cost and estimated fair value of marketable securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
March 31, 2005
Debt securities	$669,044	$194	$2,068	$667,170
Equity securities	—	3,178	—	3,178

	$669,044	$3,372	$2,068	$670,348

March 31, 2004
Debt securities	$580,179	$1,125	$92	$581,212
Equity securities	1,492	2,785	44	4,233

	$581,671	$3,910	$136	$585,445

     Net unrealized gains on marketable securities are reported net of tax of $434,000 and $1,278,000 in fiscal 2005 and fiscal 2004.
     Maturities of debt securities at fair value as of March 31, 2005 are as follows:

(in thousands)
Mature within one year	$163,175
Mature in one to five years	121,919
Mature in five years and later	382,076

$667,170

     Gross gains of $7,000, $7,322,000 and $13,650,000 and gross losses of $67,000, $813,000 and $821,000 were realized during fiscal years 2005, 2004 and 2003, respectively.

Note 5. Intangible Assets
     Intangible assets, excluding goodwill, consist of the following components:

	Weighted
	Average Life	Original	Accumulated	Net Book
(in thousands)	(years)	Cost	Amortization	Value
March 31, 2005
Amortized intangible assets:
Patents and technologies	19	$118,935	$48,478	$70,457
Product rights and licenses	12	111,433	69,923	41,510
Other	20	14,267	6,524	7,743

		$244,635	$124,925	119,710

Intangible assets no longer subject to amortization:
Trademarks				783

				$120,493

March 31, 2004
Amortized intangible assets:
Patents and technologies	19	$117,435	$42,304	$75,131
Product rights and licenses	12	109,333	59,111	50,222
Other	20	14,267	5,802	8,465

		$241,035	$107,217	133,818

Intangible assets no longer subject to amortization:
Trademarks				783

				$134,601

     Other intangibles consist principally of non-compete agreements, customer lists and contracts.
     Amortization expense for fiscal years 2005, 2004 and 2003 was $17,708,000, $20,155,000 and $18,864,000, respectively, and is expected to be $14,761,000, $14,483,000, $14,031,000, $13,720,000 and $12,702,000 for fiscal years 2006 through 2010, respectively.
     During fiscal 2005, the Company purchased various patents and product licenses in the aggregate amount of $3,600,000. During fiscal 2004, the Company paid $4,500,000 for intangible assets acquired as part of a licensing agreement for omeprazole.
Note 6. Other Assets
     Other assets consist of the following components at March 31, 2005 and 2004:

(in thousands)	2005	2004
Cash surrender value	$38,965	$35,854
Investments in and advances to Somerset	—	871
Other	8,465	10,493

	$47,430	$47,218

     Cash surrender value is related to insurance policies on certain officers and key employees and the value of split-dollar life insurance agreements with certain former executive officers.
     In November 1988, the Company acquired 50% of the outstanding common stock of Somerset Pharmaceuticals, Inc. (“Somerset”). Mylan accounts for this investment using the equity method of accounting. Equity in loss of Somerset includes our 50% portion of Somerset’s financial results, as well as expense for amortization of intangible assets resulting from the acquisition of the interest in Somerset. Such intangible assets are being amortized using the straight-line basis over 15 years. Amortization expense was $924,000 in each of fiscal years 2005, 2004 and 2003.

During fiscal 2004, the Company received a dividend of $10,000,000 from Somerset. No dividends were received in fiscal years 2005 or 2003. The recorded loss in Somerset for fiscal 2005 was $3.3 million compared to a loss of $7.1 million in fiscal 2004. The investment in Somerset was reduced to zero during fiscal 2005. As such, in accordance with APB No. 18, The Equity Method of Accounting for Investments in Common Stock, the Company has temporarily ceased recording losses on this investment.
Note 7. Revolving Line of Credit
     In July 2004, the Company renewed its agreement with a commercial bank for a revolving line of credit. This line of credit expires on July 31, 2005 and allows Mylan to borrow up to $50.0 million on an unsecured basis, at an alternative base rate. At the Company’s option, it may elect an interest rate based on the published daily London Interbank Offered Rate by giving written notice to the lender. The agreement does not contain any significant financial covenants. At March 31, 2005 and 2004, there were no outstanding borrowings under this line of credit.
Note 8. Long-Term Obligations
     Long-term obligations consist of the following components at March 31, 2005 and 2004:

(in thousands)	2005	2004
Deferred compensation	$17,196	$17,307
Retirement benefits	3,374	2,974
Other	341	435

Total long-term obligations	20,911	20,716
Less: Current portion of long-term obligations	1,586	1,586

Long-term obligations, net of current portion	$19,325	$19,130

     Deferred compensation consists of the discounted future payments under individually negotiated agreements with certain key employees and directors. The agreements with certain key employees provide for annual payments ranging from $18,000 to $1,000,000 to be paid over periods commencing at retirement and ranging from ten years to life.
Note 9. Income Taxes
     Income taxes consist of the following components:

(in thousands)
Fiscal year ended March 31,	2005	2004	2003
Federal:
Current	$134,994	$133,223	$156,823
Deferred	(34,513)	30,549	(18,127)

	100,481	163,772	138,696

State and Puerto Rico:
Current	10,560	12,501	17,211
Deferred	(2,386)	1,726	(1,747)

	8,174	14,227	15,464

Income taxes	$108,655	$177,999	$154,160

Pretax earnings	$312,247	$512,608	$426,513

Effective tax rate	34.8%	34.7%	36.1%

     Temporary differences and carryforwards that result in the deferred tax assets and liabilities are as follows at March 31:

(in thousands)	2005	2004
Deferred tax assets:
Employee benefits	$10,301	$9,824
Contractual agreements	—	—
Intangible assets	10,615	9,721
Accounts receivable allowances	113,267	75,301
Inventories	3,587	1,852
Investments	6,003	8,099
Federal tax loss carryforwards	—	—
Tax credit carryforwards	—	—
Other	1,117	656

Total deferred tax assets	144,890	105,453

Deferred tax liabilities:
Plant and equipment	22,848	19,271
Intangible assets	25,946	27,915
Investments	1,569	2,394
Other	105	—

Total deferred tax liabilities	50,468	49,580

Deferred tax asset, net	$94,422	$55,873

Classification in the Consolidated Balance Sheets:
Deferred income tax benefit – current	$119,327	$78,477
Deferred income tax liability – noncurrent	24,905	22,604

Deferred tax asset, net	$94,422	$55,873

     Deferred tax assets relating to net operating loss carryforwards and research and development tax credit carryforwards were acquired in fiscal 1999 with the acquisition of Penederm. The utilization of these assets is subject to certain limitations set forth in the U.S. Internal Revenue Code. In fiscal 2003, the Company utilized approximately $10,709,000 of acquired federal net operating loss carryforwards to reduce its tax liability. In fiscal 2004, the Company utilized the remainder of the net operating loss carryforwards of $2,707,000 and federal tax credit carryforwards of $2,092,000.
     Federal research and development tax credits of $567,000 that were deferred at March 31, 2003, due to tax law changes, were applied for and received in fiscal 2004.
     A reconciliation of the statutory tax rate to the effective tax rate is as follows:

Fiscal year ended March 31,	2005	2004	2003
Statutory tax rate	35.0%	35.0%	35.0%
State and Puerto Rico income taxes	2.8%	2.7%	3.3%
State and Puerto Rico tax credits	(1.3%)	(0.7%)	(0.7%)
Federal tax credits	(2.1%)	(1.8%)	(1.8%)
Other items	0.4%	(0.5%)	0.3%

Effective tax rate	34.8%	34.7%	36.1%

     Federal tax credits result principally from operations in Puerto Rico and from qualified research and development expenditures, including orphan drug research. State tax credits are comprised mainly of awards for expansion and wage credits at our manufacturing facilities and research credits awarded by certain states. State income taxes and state tax credits are shown net of the federal tax effect.
     Operations in Puerto Rico benefit from incentive grants from the government of Puerto Rico, which partially exempt the Company from income, property and municipal taxes. In fiscal 2001, a new tax grant was negotiated with the government of Puerto Rico extending tax incentives until fiscal 2010. This grant exempts all earnings during this grant period from tollgate tax upon repatriation of cash to the United States. In fiscal 2004, $100,000,000 of cash from post-fiscal 2000 earnings was repatriated to the United States. Pursuant to the terms of our new tax grant, no tollgate tax was due for this repatriation.

     Under Section 936 of the U.S. Internal Revenue Code, Mylan is a “grandfathered” entity and is entitled to the benefits under such statute through fiscal 2006. Our Section 936 federal tax credits totaled approximately $3,874,000 in fiscal 2005 and $4,732,000 each year in fiscal 2004 and 2003.
     Our federal income tax returns have been audited by the Internal Revenue Service through fiscal 2000. We are currently under audit by the Internal Revenue Service for fiscal years 2002 through 2004.
Note 10. Preferred and Common Stock
     In fiscal 1985, the Board of Directors (the “Board”) authorized 5,000,000 shares of $0.50 par value preferred stock. No shares of the preferred stock have been issued.
     The Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent, in August 1996, and declared a dividend of one share purchase right on each outstanding share of common stock, to provide the Board with sufficient time to assess and evaluate any takeover bid and explore and develop a reasonable response. Effective November 1999, the Rights Agreement was amended to eliminate certain limitations on the Board’s ability to redeem or amend the rights to permit an acquisition and also to eliminate special rights held by incumbent directors unaffiliated with an acquiring shareholder. In August 2004, the Rights Agreement was amended to change the original expiration date of the rights from September 5, 2006 to August 13, 2014. The Rights Agreement was further amended in September 2004, to temporarily change the threshold at which Rights (as defined in the Rights Agreement) will become immediately exercisable from 15% to 10%. By a December 2004 amendment to the Rights Agreement, the term for the lower ownership threshold is set to expire December 31, 2005.
     In May 2002, the Board approved a Stock Repurchase Program to purchase up to 22,500,000 shares of our outstanding common stock. This Stock Repurchase Program was administered through open market transactions and purchases of common stock under this program were at market prices. In fiscal 2004, 6,458,700 shares of common stock were purchased for approximately $133,088,000. The Stock Repurchase Program was completed on November 18, 2003.
Note 11. Stock Option Plan
     On July 25, 2003, Mylan’s shareholders approved the Mylan Laboratories Inc. 2003 Long-Term Incentive Plan (the “2003 Plan”). Under the 2003 Plan, 22,500,000 shares of common stock are reserved for issuance to key employees, consultants, independent contractors and non-employee directors of Mylan through a variety of incentive awards including: stock options, stock appreciation rights, restricted shares and units, performance awards, other stock based awards and short-term cash awards. Upon approval of the 2003 Plan, the 1997 Plan was frozen and no further grants of stock options will be made under that plan.
     In August 2003, the Company awarded 472,500 shares of restricted common stock to certain executives as permitted under the 2003 Plan. All restricted stock awards entitle the participant to dividend and voting rights. The shares vest at the end of a three-year period. Upon issuance of the restricted shares, unearned compensation of $11,740,000 was charged to shareholders’ equity for the fair value of the restricted stock issued and is being recognized as compensation expense ratably over the three-year period. Compensation expense, net of any related tax effects, for fiscal 2005 and 2004 was $3,901,000 and $2,388,000.
     Additional stock options are outstanding from the expired plans and other plans assumed through acquisitions.

     The following table summarizes stock option activity:

		Weighted Average
	Number of Shares	Exercise Price
	Under Option	per Share
Outstanding at March 31, 2002	19,264,891	$10.70
Options granted	8,774,028	16.70
Options exercised	(3,451,660)	15.58
Options forfeited	(698,778)	12.67

Outstanding at March 31, 2003	23,888,481	13.13
Options granted	1,911,951	20.08
Options exercised	(2,667,593)	10.18
Options forfeited	(302,931)	17.12

Outstanding at March 31, 2004	22,829,908	13.99
Options granted	649,900	19.05
Options exercised	(891,092)	11.30
Options forfeited	(286,928)	19.13

Outstanding at March 31, 2005	22,301,788	$14.17

     The following table summarizes information about stock options outstanding as of March 31, 2005:

	Options Outstanding			Options Exercisable
Ranges of Exercise	Number	Average	Average	Number	Average
Price per Share	of Shares	Life (1)	Price (2)	of Shares	Price (2)
$6.56 - $11.27	4,547,868	5.15	$10.24	4,485,994	$10.23
11.34 - 11.58	5,587,261	5.96	11.49	5,576,011	11.48
11.62 - 14.82	4,500,267	6.98	13.07	4,071,959	13.01
14.99 - 19.36	6,288,178	7.99	18.76	2,446,437	18.16
19.43 - 26.00	1,378,214	8.60	20.74	203,601	21.12

$6.56 - $26.00	22,301,788	6.74	$14.17	16,784,002	$12.61

(1)	Weighted average contractual life remaining in years.

(2)	Weighted average exercise price per share.
     The number of shares exercisable and the associated weighted average exercise price as of March 31, 2004 was 13,356,216 shares at $12.03 per share.
     SFAS No. 123 requires the calculation of the fair value of options granted during each fiscal year. The fair value of options granted in fiscal years 2005, 2004 and 2003, using the Black-Scholes option pricing model, and the assumptions used are as follows:

Fiscal year ended March 31,	2005	2004	2003
Volatility	41.8%	41.1%	44.0%
Risk-free interest rate	3.2%	2.7%	3.1%
Dividend yield	0.6%	0.4%	0.5%
Expected term of options (in years)	4.2	6.5	6.0
Weighted average fair value per option	$6.73	$8.51	$7.36
     Pro forma disclosure of net income and earnings per share had the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation using the above assumptions is presented in Note 2.
Note 12. Employee Benefits
     The Company has a plan covering substantially all employees to provide for limited reimbursement of postretirement supplemental medical coverage. In addition, in December 2001, the Supplemental Health Insurance Program for Certain Officers of Mylan Laboratories was adopted to provide full postretirement medical coverage to certain officers and their spouse and dependents. These plans generally provide benefits to employees who meet minimum age and service requirements. The Company accounts for these benefits under SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The amounts accrued related to these benefits were not material at March 31, 2005 and 2004.
     The Company has defined contribution plans covering essentially all of its employees. Its defined contribution plans consist primarily of a 401(k) retirement plan with a profit sharing component for non-union employees and a 401(k) retirement plan for union employees. Profit sharing contributions are made at the discretion of the Board. The Company’s matching contributions are based upon employee contributions or service hours, depending upon the plan. Total employer contributions to all plans for fiscal years 2005, 2004 and 2003 were $13,382,000, $11,927,000 and $11,707,000, respectively.
     The Company provides supplemental life insurance benefits to certain management employees. Such benefits require annual funding and may require accelerated funding in the event that we would experience a change in control.
     The production and maintenance employees at the Company’s manufacturing facilities in Morgantown, West Virginia, are covered under a collective bargaining agreement which expires in April 2007. These employees represented approximately 24% of the Company’s total workforce at March 31, 2005.
Note 13. Commitments
     The Company leases certain real property under various operating lease arrangements that expire over the next eight years. These leases generally provide the Company with the option to renew the lease at the end of the lease term. The Company also entered into agreements to lease vehicles, which are typically 24 to 36 months, for use by its sales force and certain key employees. For fiscal years 2005, 2004 and 2003, The Company made lease payments of $4,939,000, $3,136,000 and $5,640,000, respectively.
     Future minimum lease payments under these commitments are as follows:

(in thousands)	Operating
Fiscal	Leases
2006	$5,644
2007	4,021
2008	2,748
2009	744
2010	557
Thereafter	263

$13,977

     The Company has entered into various product licensing and development agreements. In some of these arrangements, the Company provides funding for the development of the product or to obtain rights to the use of the patent, through milestone payments, in exchange for marketing and distribution rights to the product. Milestones represent the completion of specific contractual events, and it is uncertain if and when these milestones will be achieved. In the event that all projects are successful, milestone and development payments of approximately $9,300,000 would be paid.
     The Company has also entered into employment and other agreements with certain executives that provide for compensation and certain other benefits. These agreements provide for severance payments under certain circumstances. Additionally, the Company has split-dollar life insurance agreements with certain retired executives.
     In the normal course of business, Mylan periodically enters into employment, legal settlement and other agreements which incorporate indemnification provisions. While the maximum amount to which Mylan may be exposed under such agreements cannot be reasonably estimated, the Company maintains insurance coverage which management believes will effectively mitigate the Company’s obligations under these indemnification provisions. No amounts have been recorded in the financial statements with respect to the Company’s obligations under such agreements.

Note 14. Related Parties
     Mylan holds an equity interest in a supplier. During fiscal years 2004 and 2003, Mylan paid $5,651,000 and $3,715,000, respectively, to the supplier in return for certain raw materials used in production and $901,000 and $2,727,000 in fiscal 2004 and 2003, respectively, for royalties under a product licensing agreement with this supplier.
Note 15. Contingencies
Legal Proceedings
     While it is not possible to determine with any degree of certainty the ultimate outcome of the following legal proceedings, the Company believes that it has meritorious defenses with respect to the claims asserted against it and intends to vigorously defend its position. An adverse outcome in any of these proceedings could have a material adverse effect on the Company’s financial position and results of operations.
Omeprazole
     In fiscal 2001, Mylan Pharmaceuticals Inc. (“MPI”), a wholly-owned subsidiary of Mylan Laboratories Inc. (“Mylan Labs”), filed an ANDA seeking approval from the Food and Drug Administration (“FDA”) to manufacture, market and sell omeprazole delayed-release capsules, and made “Paragraph IV” certifications to several patents owned by AstraZeneca PLC (“AstraZeneca”) that were listed in the FDA’s “Orange Book”. On September 8, 2000, AstraZeneca filed suit against MPI and Mylan Labs in the U.S. District Court for the Southern District of New York alleging infringement of several of AstraZeneca’s patents. MPI filed multiple motions for summary judgment as to all claims of infringement, and the summary judgment motions remain pending. On May 29, 2003, the FDA approved MPI’s ANDA for the 10 mg and 20 mg strengths of omeprazole delayed-release capsules and, on August 4, 2003, Mylan Labs announced that MPI had commenced the sale of omeprazole 10 mg and 20 mg delayed-release capsules. AstraZeneca then amended the pending lawsuit to assert claims against Mylan Labs and MPI, and filed a separate lawsuit against MPI’s supplier, Esteve Quimica S.A. (“Esteve”), for unspecified money damages and a finding of willful infringement which could result in treble damages, injunctive relief, attorneys’ fees, costs of litigation and such further relief as the court deems just and proper.
     In November 2002, MPI filed suit in the U.S. District Court for the District of Delaware against Kremers Urban Development Company (“KUDCo”) and several other companies affiliated with Schwarz Pharma AG (the “Schwarz Pharma Group”) alleging KUDCo and the Schwarz Pharma Group are infringing U.S. patent 5,626,875 (the “‘875 Patent”) in connection with KUDCo’s manufacture and sale of omeprazole capsules in the U.S. KUDCo and the Schwarz Pharma Group asserted defenses and counterclaims in that action alleging the inventors listed on the ‘875 Patent are not the actual inventors of the invention described therein, and further seeking money damages alleging the infringement action was not proper. On August 7, 2003, KUDCo and an individual filed a lawsuit against MPI and Esteve in the U.S. District Court for the District of Columbia asserting claims that were not asserted in the Delaware action. During the first quarter of fiscal 2005, a settlement was agreed to with respect to the cases involving MPI, KUDCo and the Schwarz Pharma Group, and these lawsuits have been dismissed, with prejudice. Under the settlement, MPI received a payment of $37,500,000, a portion of which represented the reimbursement of legal expenses.
Lorazepam and Clorazepate
     The Company previously reported final court approval in the first quarter of fiscal 2004 of a settlement of a direct purchaser class action related to the sale of lorazepam and clorazepate, which settlement did not include several related cases. Trial on the last remaining case began on May 3, 2005, involving an action brought by a group of health insurers who opted out of previous class action settlements. These plaintiffs are seeking to recover approximately $12,000,000 in damages, plus possible trebling and attorneys’ fees.
Pricing and Medicaid Litigation
     On September 26, 2003, the Commonwealth of Massachusetts sued Mylan Labs and 12 other generic drug companies alleging unlawful manipulation of reimbursements under the Massachusetts Medicaid program. The lawsuit identified three drug products sold by MPI, and sought equitable relief, attorneys’ fees, cost of litigation and monetary damages in unspecified sums. The court has dismissed the complaint, without prejudice, and granted Massachusetts leave to amend.
     On June 26, 2003, UDL and MPI received requests from the U.S. House of Representatives Energy and Commerce Committee requesting information about certain drug products sold by UDL and MPI, in connection with the Committee’s investigation into pharmaceutical reimbursement and rebates under Medicaid. UDL and MPI are cooperating with this inquiry and provided information in response to the Committee’s requests in 2003. Several states’ Attorneys General (“AGs”) have also sent letters to MPI, UDL and Mylan Bertek Pharmaceuticals Inc., a wholly-owned subsidiary of Mylan Labs, demanding that those companies retain documents relating to Medicaid reimbursement and rebate calculations pending the outcome of unspecified investigations by those AGs into such matters. In addition, in July 2004, Mylan Labs received subpoenas from the AGs of California and Florida in connection with civil investigations purportedly related to price reporting and marketing practices regarding various drugs. Mylan is cooperating with each of these investigations and has begun producing information in response to the subpoenas.
     On August 4, 2004, the City of New York filed a civil lawsuit against 44 pharmaceutical companies, including Mylan Labs, in the U.S. District Court for the Southern District of New York alleging violations of federal and state Medicaid laws, Medicaid and common law fraud, breach of contract, other New York statutes and regulations, and unjust enrichment, and on January 26, 2005, the plaintiff filed an amended complaint naming MPI and UDL as defendants. The case has been transferred to the AWP multi-district litigation proceedings pending in the U.S. District Court for the District of Massachusetts for pretrial proceedings. A similar suit was filed by the Commonwealth of Kentucky on November 4, 2004, against Mylan Labs, MPI and approximately 40 other pharmaceutical companies in the Franklin County Circuit Court alleging violations of the Kentucky Consumer Protection Act, the Kentucky Medicaid Fraud Statute, the Kentucky False Advertising Statute, fraud and negligent misrepresentation relating to reporting of “average wholesale prices” (“AWP”). In addition, on December 6, 2004, the State of Wisconsin sued Mylan Labs, MPI and approximately 35 other pharmaceutical companies in the Circuit Court for Dane County, Wisconsin alleging violations of Wisconsin false advertising, price reporting and fraud statutes and, the Wisconsin Trusts and Monopolies Act, and also asserting a claim for unjust enrichment. Nassau County, New York filed a similar complaint in the U.S. District Court for the Eastern District of New York on November 24, 2004 containing federal and state claims against numerous pharmaceutical companies including Mylan Labs, MPI and UDL. On January 26, 2005, the Counties of Rockland, Suffolk and Westchester filed amended complaints in the U.S. District Court for the District of Massachusetts against approximately 50 pharmaceutical companies, including Mylan Labs, MPI and UDL, alleging violations of federal and state Medicaid laws, Medicaid and common law fraud, breach of contract, other New York statutes and regulations and unjust enrichment. Onondaga County, New York filed a substantially similar complaint in the U.S. District Court for the Northern District of New York in January 2005. In addition to the case filed by Onandaga County, New York, Mylan Labs, MPI and UDL have been named as defendants along with several dozen other drug manufacturers in lawsuits filed by 22 other counties in the State of New York in March 2005 and April 2005, asserting substantially similar claims to those asserted by Onandaga County. On January 26, 2005, the State of Alabama filed suit against 79 pharmaceutical companies, including Mylan Labs, MPI and UDL, in the Circuit Court of Montgomery County, Alabama, alleging that Alabama has been defrauded by false reporting of AWP, WAC and “direct prices” and asserts claims for fraud, “wantonness” and unjust enrichment, seeking compensatory and punitive damages and injunctive relief. In each case, the plaintiff seeks money damages and civil penalties in unspecified amounts and declaratory and injunctive relief, and in each matter Mylan Labs and its subsidiaries have not yet been required to respond to the complaint or the amended complaint, as applicable. The Company intends to defend these actions vigorously.
     By letter dated January 12, 2005, MPI was notified by the U.S. Department of Justice of an investigation concerning MPI’s calculations of Medicaid drug rebates. To the best of MPI’s information, the investigation is in its early stages. MPI is collecting information requested by the government and is cooperating fully with the government’s investigation.
Shareholder Litigation
     On November 22, 2004, an individual purporting to be a Mylan Labs shareholder, filed a civil action in the Court of Common Pleas of Allegheny County, Pennsylvania, against Mylan Labs and all members of its Board of

Directors alleging that the Board members had breached their fiduciary duties by approving the planned acquisition of King Pharmaceuticals, Inc. (“King”) and by declining to dismantle the Company’s anti-takeover defenses to permit an auction of the Company to Carl Icahn or other potential buyers of the Company, and also alleging that certain transactions between the Company and its directors (or their relatives or companies with which they were formerly affiliated) may have been wasteful. On November 23, 2004, a substantially identical complaint was filed in the same court by another purported Mylan Labs shareholder. The actions are styled as shareholder derivative suits on behalf of Mylan Labs and class actions on behalf of all Mylan Labs’ shareholders, and have been consolidated by the court under the caption “In re Mylan Laboratories Inc. Shareholder Litigation.” Mylan Labs and its directors filed preliminary objections seeking dismissal of the complaints. On January 19, 2005, the plaintiffs amended their complaints to add Bear Stearns & Co., Inc., Goldman Sachs & Co., Richard C. Perry, Perry Corp., American Stock Transfer & Trust Company, and “John Does 1-100” as additional defendants, and to add claims regarding trading activity by the additional defendants and the implications on Mylan Labs’ shareholder rights agreement. The plaintiffs are seeking injunctive and declaratory relief and undisclosed damages. Mylan Labs and its directors have not yet been required to respond to the amended complaint.
     On December 10, 2004, High River Limited Partnership (“High River”), an entity controlled by Carl Icahn, filed suit in the U.S. District Court for the Middle District of Pennsylvania against Mylan Labs, its Vice Chairman and Chief Executive Officer Robert J. Coury, Richard C. Perry, Perry Corp. and “John Does 1-100”, asserting against the Company a claim for violation of federal securities laws and against the Company and Mr. Coury a claim for alleged breaches of Pennsylvania statutory and common law, in connection with SEC filings and other public statements concerning the planned King acquisition. The complaint also asserts claims under the federal securities laws and Pennsylvania corporate law concerning a possible shareholder vote relating to the proposed merger. On January 27, 2005, the court granted a motion by defendants Perry Corp. and Mr. Perry to transfer the case to the U.S. District Court for the Southern District of New York. Mylan Labs, Mr. Coury and the other defendants have filed motions to dismiss the complaint in its entirety, which motions are currently pending before the court.
     On February 22, 2005, High River filed a complaint naming Mylan Labs and its directors in the U.S. District Court for the Middle District of Pennsylvania challenging the validity under Pennsylvania law of amendments to the provisions of the Company’s bylaws requiring shareholders to provide advance notice of nominations of directors for election at Mylan Labs’ annual meeting of shareholders. Icahn’s High River sought a temporary restraining order (“TRO”) in an attempt to block implementation of the advance notice bylaw. The Court denied High River’s motion for a TRO, and High River voluntarily withdrew the case without prejudice. On March 24, 2005, High River filed another complaint in the same court naming the same defendants and seeking substantially the same relief. Mylan has moved to dismiss the new action.
Other Litigation
     The Company is involved in various other legal proceedings that are considered normal to its business. While it is not feasible to predict the ultimate outcome of such other proceedings, the Company believes that the ultimate outcome of such other proceedings will not have a material adverse effect on its financial position or results of operations.
Previously Reported Matters That Have Been Resolved
Paclitaxel
     In June 2001, Tapestry Pharmaceuticals, Inc. (formerly NAPRO Biotherapeutics Inc.) (“Tapestry”) and Abbott Laboratories Inc. (“Abbott”) filed suit against Mylan Labs, MPI and UDL, also a wholly-owned subsidiary of the Company, in the U.S. District Court for the Western District of Pennsylvania alleging that the manufacture, use and sale of MPI’s paclitaxel product, which MPI began selling in July 2001, infringes certain patents owned by Tapestry and allegedly licensed to Abbott. During the first quarter of fiscal 2005, all parties agreed to a settlement of this case and the lawsuit has been dismissed, with prejudice. MPI paid $9,000,000 pursuant to the settlement.
Mirtazapine
     In fiscal 2004, Mylan Labs and MPI reached an agreement with Organon U.S.A. Inc. (“Organon”) and Akzo Nobel N.V. (“Akzo”) pursuant to which Organon and Akzo agreed to pay MPI $15,000,000 in settlement of allegations that Organon and Akzo violated antitrust laws by listing U.S. Patent No. 5,977,099 in the FDA’s Orange Book, and by suing Mylan and MPI for alleged infringement of that patent. Of the $15,000,000, which was recorded in the fourth quarter of fiscal 2004, and collected subsequently, approximately $4,800,000 represented reimbursement of legal expenses. The underlying patent infringement suit was resolved in favor of Mylan Labs and MPI by summary judgment in December 2002.
Nifedipine
     In February 2001, Biovail Laboratories Inc. (“Biovail”) filed suit against Mylan Labs, MPI and Pfizer Inc. (“Pfizer”) alleging antitrust violations with respect to agreements entered into between the Company and Pfizer regarding nifedipine. Biovail, Pfizer and the Company agreed to a settlement pursuant to which Biovail dismissed its lawsuit with prejudice. Pfizer, Mylan Labs and MPI were also named as defendants in five other putative class action suits alleging antitrust claims based on the same alleged conduct. The U.S. District Court for the Northern District of West Virginia dismissed three of the five putative class actions in 2002 and, on March 18, 2004, the court denied the remaining two plaintiffs’ motion for class certification. On April 30, 2004, the court dismissed both remaining actions with prejudice.
Lorazepam and Clorazepate
     On March 31, 2003, the Company announced a tentative settlement of a direct purchaser class action related to the sale of lorazepam and clorazepate for a total amount of $35,000,000. The Company’s co-defendants agreed to an initial contribution of approximately $7,000,000 toward the $35,000,000 settlement. The Company’s obligation was accrued at March 31, 2003. During the first quarter of fiscal 2004, this settlement received final court approval. Upon receiving such approval, the Company recorded a gain of approximately $10,000,000 related to additional contributions which the co-defendants agreed in April 2003 to make to the Company. This additional $10,000,000 reduces the Company’s share of the total settlement to approximately $18,000,000. The Company is to receive the $10,000,000 in five annual payments of $2,000,000 each.
Zagam®
     Mylan Labs, Mylan Caribe, Inc. and Mylan Bertek filed suit against Aventis Pharmaceuticals, Inc., successor in interest to Rhone-Poulenc Rorer Pharmaceuticals, Inc.; Rhone-Poulenc Rorer Pharmaceuticals, LTD; Rorer Pharmaceutical Products, Inc.; Rhone-Poulenc Rorer, S.A., and their affiliates in the U.S. District Court for the Western District of Pennsylvania in May 2001, and the defendants counterclaimed. The Company previously identified this matter as a case in which an adverse outcome could have had a material adverse effect on the Company’s financial position and results of operations. In April 2003, the Company entered into a settlement of the matter pursuant to which the Company received a payment of $12,500,000, the dismissal of the defendants’ counterclaims and termination of the agreements in question.
Buspirone
     In fiscal 2003, the Company reached an agreement in principle with Bristol-Myers Squibb (“BMS”) which would resolve all disputes between the companies related to buspirone and paclitaxel, BMS’ Buspar® and Taxol®, respectively, when finalized. That settlement has become final and the Company has received a one-time payment of approximately $35,000,000, and non-exclusive, paid-up, royalty free, irrevocable licenses under any applicable BMS patents to manufacture, market and sell buspirone and paclitaxel. The $35,000,000 is included in litigation settlements, net in the Consolidated Statements of Earnings in fiscal 2003.
Note 16. Subsequent Event
During the first quarter of fiscal 2006, Mylan announced that it was closing Mylan Bertek Pharmaceuticals Inc. (“Mylan Bertek”), its branded subsidiary. Mylan had previously reported its financial results in two reportable segments, Generic and Brand. With the closure of Mylan Bertek, management now evaluates the business as one segment, pharmaceuticals. These Consolidated Financial Statements have been revised to reflect this change.

Management’s Report on Internal Control over Financial Reporting
Management of Mylan Laboratories Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management evaluated our internal control over financial reporting as of March 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (COSO). As a result of this assessment and based on the criteria in the COSO framework, management has concluded that, as of March 31, 2005, our internal control over financial reporting was effective.
Our independent registered public accounting firm, Deloitte & Touche LLP, has audited management’s assessment of our internal control over financial reporting. Deloitte & Touche LLP’s opinion on management’s assessment and on the effectiveness of our internal control over financial reporting is included herein.

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Mylan Laboratories Inc.:
We have audited the accompanying consolidated balance sheets of Mylan Laboratories Inc. and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the three years in the period ended March 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mylan Laboratories Inc. and subsidiaries as of March 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 13, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
May 13, 2005 (November 16, 2005, as to the effect of segment classification as discussed in Note 16)

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Mylan Laboratories Inc.:
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Mylan Laboratories Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of March 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of March 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended March 31, 2005 of the Company and our report dated May 13, 2005 (November 16, 2005, as to the effect of segment classification as discussed in Note 16) expressed an unqualified opinion on those financial statements and financial statement schedule.
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
May 13, 2005

Mylan Laboratories Inc.
Supplementary Financial Information
Quarterly Financial Data
(unaudited, in thousands, except per share data)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	Year
Fiscal 2005
Total revenues	$339,012	$306,955	$290,972	$316,435	$1,253,374
Gross profit	179,753	155,253	135,347	153,187	623,540
Net earnings	82,033	48,654	34,770	38,135	203,592
Earnings per share (1):
Basic	$0.31	$0.18	$0.13	$0.14	$0.76
Diluted	$0.30	$0.18	$0.13	$0.14	$0.74

Share prices (2):
High	$24.59	$20.48	$18.88	$18.08	$24.59
Low	$20.15	$14.69	$16.42	$15.88	$14.69

Fiscal 2004
Total revenues	$331,408	$360,060	$349,786	$333,363	$1,374,617
Gross profit	177,429	207,708	199,184	178,147	762,468
Net earnings	83,863	91,278	84,618	74,850 (3)	334,609

Earnings per share (1):
Basic	$0.31	$0.34	$0.32	$0.28	$1.24
Diluted	$0.31	$0.33	$0.31	$0.27	$1.21

Share prices (2):
High	$23.57	$26.85	$28.16	$25.82	$28.16
Low	$17.45	$20.73	$22.45	$22.16	$17.45

(1)	The sum of earnings per share for the four quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.

(2)	Closing prices as reported on the New York Stock Exchange (NYSE).

(3)	Includes $15.0 million (pre-tax) related to the settlement of certain litigation (See Note 15).